Exhibit 99.1

July 20, 2015

Noble Energy Closes Acquisition of Rosetta Resources

Houston, July 20, 2015 (GLOBE NEWSWIRE) — Noble Energy, Inc. (“Noble Energy”) (NYSE: NBL) today announced that the stockholders of Rosetta Resources Inc. (“Rosetta”) overwhelmingly approved the merger of Rosetta into a subsidiary of Noble Energy. The transaction closed following the shareholder meeting and the merger will be effective at the end of today. In conjunction with the closing, Rosetta will become a wholly owned subsidiary of Noble Energy and James E. Craddock, Rosetta’s Chairman, CEO and President will join the Noble Energy Board of Directors.

Highlights of the acquisition for Noble Energy include:

•	Approximately 50,000 net acres in the Eagle Ford Shale and 56,000 net acres in the Permian (46,000 in the Delaware Basin and 10,000 in the Midland Basin)

•	Year-end 2014 proved reserves of 282 million barrels of oil equivalent

•	Current production of approximately 63 thousand barrels of oil equivalent per day (second quarter 2015 average)

•	More than 1,800 gross horizontal drilling locations identified for development, with net unrisked resource potential of approximately one billion barrels of oil equivalent

•	Noble Energy anticipates more than 15 percent annual production growth to an average of more than 100 thousand barrels of oil equivalent per day in 2018

•	Substantial operational synergies expected across the combined onshore U.S. portfolio (DJ Basin, Marcellus Shale, Eagle Ford Shale, Permian)

Dave Stover, Noble Energy’s Chairman, President and CEO stated, “Today’s closing of the Rosetta acquisition represents another milestone for Noble Energy. The addition of Rosetta’s Eagle Ford Shale and Permian positions expands our onshore business with high-quality acreage in two premier unconventional basins, increasing our development inventory and further diversifying our portfolio. The strength of these assets and the Rosetta team, combined with Noble Energy’s exceptional financial and operating capacity, will drive significant value creation for our existing and new shareholders.”

Gary Willingham, Noble Energy’s Executive VP of Operations commented, “The exceptional work of the Noble Energy and Rosetta integration teams ensures that operations continue to run smoothly during this transition. I am pleased that the underlying production performance of the assets has been very strong, and recent well results in both basins are outperforming our acquisition assumptions.”

Rosetta stockholders will receive 0.542 shares of Noble Energy common stock for each of their shares (cash will be paid in lieu of fractional shares). Noble Energy will issue approximately 41 million shares of common stock in the transaction. Noble Energy also assumed the outstanding debt of Rosetta as part of the transaction.

Noble Energy is hosting its second quarter 2015 webcast and conference call on Monday, August 3, 2015. Additional details regarding the Company’s plans in the Eagle Ford Shale and Permian will be discussed at that time.

Noble Energy (NYSE: NBL) is a global independent oil and natural gas exploration and production company, with total proved reserves of 1.7 billion barrels of oil equivalent at year-end 2014 (pro forma for the Rosetta acquisition). The company’s diverse resource base includes positions in four premier unconventional U.S. onshore plays - the DJ Basin, Marcellus Shale, Eagle Ford Shale and Permian Basin - and offshore in the U.S. Gulf of Mexico, Eastern Mediterranean and West Africa. Driven by its purpose, Energizing the World, Bettering People’s Lives®, the company is committed to safely and responsibly providing energy to the world while positively impacting the lives of our stakeholders. For more information, visit www.nobleenergyinc.com.

CONTACT:	Brad Whitmarsh

(281) 943-1670

brad.whitmarsh@nblenergy.com

John Nicholson

(281) 876-6186

john.nicholson@nblenergy.com

Media Contacts:

Reba Reid

(281) 943-1789

media@nblenergy.com

Paula Beasley

(281) 876-6133

media@nblenergy.com

Source: Noble Energy

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